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EXHIBIT 18
LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE

February 3, 2003



Eagle-Picher Holdings, Inc.
11201 North Tatum Blvd. Suite 110,
Phoenix, Arizona 85028


Dear Sirs/Madams:

We have audited the consolidated financial statements of Eagle-Picher Holdings, Inc. as of November 30, 2002 and 2001, and for each of the three years in the period ended November 30, 2002, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 3, 2003, which expresses an unqualified opinion and contains an explanatory paragraph relating to the restatement described in Note Q. Note B to such consolidated financial statements contains a description of your change in accounting for certain inventories during the year ended November 30, 2002 to the first-in first-out method of accounting from the last-in first-out method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.


Very truly yours,


/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio